Exhibit 99.2

Pulse Biosciences Announces Appointment of David Kenigsberg, M.D. as Chief Medical Officer of Electrophysiology

Adds Andrea Natale, M.D. as a medical advisor, joining existing advisors Vivek Reddy, M.D. and Jacob Koruth, M.D.

MIAMI, Florida. [Business Wire] – October 30, 2024. Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nsPFA™) technology, today announced the appointment of David Kenigsberg, M.D. as Chief Medical Officer of Electrophysiology. Andrea Natale, M.D. will become a medical advisor for the company, joining existing advisors Vivek Reddy, M.D. and Jacob Koruth, M.D., who altogether will continue to support the development and clinical efforts for the Pulse Biosciences nano-PFA 360 Cardiac Catheter.

“I am inspired by the potential of nano-PFA and the unique catheter design of the 360 catheter that is already demonstrating the ability to isolate pulmonary veins with ease and speed,” said Dr. David Kenigsberg, Chief Medical Officer of Electrophysiology of Pulse Biosciences. “I was impressed when I saw the 360 catheter in use and am excited to work with Pulse to deliver robust clinical data with the 360, which I believe will substantially advance the treatment of atrial fibrillation. I look forward to supporting this team through its next phase of clinical development.”

Dr. Kenigsberg is a practicing cardiac electrophysiologist with a passion for treating atrial fibrillation over his career. He is the founder of Florida Heart Rhythm Specialists and Ft. Lauderdale Heart & Rhythm Surgical Center. He has been the Medical Director of the Electrophysiology Lab at HCA Westside Medical Center in Plantation, Florida, since 2007. He has published numerous scholarly articles in peer-reviewed medical journals. He has advised in the development and has been the primary investigator/co-investigator in a myriad of clinical trials involving ablation tools. Dr. Kenigsberg is a fellow of the American College of Cardiology and the Heart Rhythm Society. He is the President of the Florida Chapter of the American College of Cardiology and sits on the American College of Cardiology Board of Governors.

“This is an exciting time in electrophysiology as pulsed field ablation technologies are becoming widely adopted and advancing the standard of care. I am excited to support the Pulse team in the clinical efforts for the 360 catheter,” added Dr. Andrea Natale.

Dr. Andrea Natale is the Executive Medical Director of the Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas, and the National Medical Director of Cardiac Electrophysiology for HCA Healthcare. A dedicated researcher and pioneer, Dr. Andrea Natale focuses on innovative advances in the treatment of atrial fibrillation. He has been, and continues to be, involved in many first-in-human trials to test investigational devices, recently performing the first pre-clinical and clinical studies to develop and perfect ablation catheters utilizing a novel, groundbreaking ablation energy source known as irreversible electroporation.

Burke T. Barrett, President and Chief Executive Officer of Pulse Biosciences concluded, “We are significantly strengthening our team with the addition of these renowned physicians who will contribute to generating high quality clinical data that demonstrates the clinical performance profile of the 360 catheter. I want to thank Drs. Reddy and Koruth for their significant contributions in the pre-clinical and clinical evaluations of the 360 catheter to date.”

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers. Pulse Biosciences is now headquartered in Miami, Florida and maintains its office in Hayward, California.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts:

Investors:

Pulse Biosciences, Inc.

Burke T. Barrett, President and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com